As filed with the Securities and Exchange Commission on July __, 2004
Registration No. 333-______________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELIZABETH ARDEN, INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

Florida	59-0914138

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

14100 N.W. 60th Avenue Miami Lakes, Florida 33014 (305) 818-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices

Elizabeth Arden, Inc. 2004 Stock Incentive Plan 2004 Non-Employee Director Stock Option Plan

(Full Title of the Plans)

Oscar E. Marina Executive Vice President, General Counsel and Secretary Elizabeth Arden, Inc. 14100 N.W. 60th Avenue Miami Lakes, Florida 33014 (305) 818-8114

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $.01 Par Value	2,315,000	$19.94	$46,161,000	$5,848.61 (2)
Common Stock, $.01 Par Value	35,000	$20.55	$719,250	$91.13 (3)

(1)  This Registration Statement covers a total of 2,350,000 shares of the Registrant's Common Stock, 2,000,000 shares of which have been authorized for issuance under the Elizabeth Arden, Inc. 2004 Stock Incentive Plan and 350,000 shares of which have been authorized for issuance under the 2004 Non-Employee Director Stock Option Plan.

(2)  Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant's common stock as reported on July 9, 2004 in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended.

(3)  Estimated solely for the purpose of calculating the registration fee based on the closing price of the Common Stock on the date of grant for options granted under the 2004 Non-Employee Director Stock Option Plan in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents, which have been filed by Elizabeth Arden, Inc. (File No. 1-6370), are incorporated herein by reference:

(a)	Elizabeth Arden's Annual Report on Form 10-K for the fiscal year ended January 31, 2004;
(b)	The following reports:
	(i)	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2004 filed on June 4, 2004;
	(ii)	our Current Report on Form 8-K filed on June 3, 2004 (other than information pursuant to Item 12); and
	(iii)	our Current Report on Form 8-K/A filed on June 16, 2004; and
(c)

The description of our Common Stock which is contained under the caption "Description of the Registrant's Securities to be Registered" in our Registration Statement on Form 8-A filed with the Commission on September 4, 1997, as amended by the Amendment to Registration Statement on Form 8-A, filed with the Commission on September 30, 1997.

        All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities covered by this Registration Statement have been sold or which deregisters all of the securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this document from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

        The validity of the shares offered hereby is being passed upon on our behalf by Oscar E. Marina, Esq., our Executive Vice President, General Counsel and Secretary. At July 16, 2004, Mr. Marina owns 3,812 shares of Common Stock and has options to purchase 100,750 shares of Common Stock and 25,338 shares of unvested restricted Common Stock that were granted under our 1995 Stock Option Plan and the 2000 Stock Incentive Plan.

Item 6.  Indemnification of Directors and Officers.

        We have authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify our directors and officers to the extent provided for in such statute. Our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by applicable law, as amended from time to time, we will indemnify any person who was or is a director or officer of the company, or serves or served in such capacity with any other enterprise at our request, against all fines, liabilities, settlements, costs and expenses asserted against or incurred by such person in his capacity or arising out of his status as such officer or director. We may also indemnify our employees or agents if our Board so approves. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

        The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of directors who were not parties to the proceeding or a committee consisting solely of two or more directors not parties to the proceedings, (ii) independent legal counsel selected by a majority vote of the directors who were not parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee can not be obtained), or (iii) the affirmative vote of the majority of the corporation's shareholders who were not parties to the proceeding.

        The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholders, disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (ii) a transaction from which such person derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

        At present, there is no pending litigation or other proceeding involving our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

        We maintain directors' and officers' liability insurance for our directors and officers.

Item 8.  Exhibits.

        The exhibits filed as part of this Registration Statement are as follows:
EXHIBIT NUMBER	DESCRIPTION
4.1	Our Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 filed as part of our Form 8-K dated February 7, 2001 (Commission File No. 1-6370)).
4.2	Our Amended and Restated By-laws (incorporated herein by reference to Exhibit 3.3 filed as part of our Form 10-Q for the quarter ended October 31, 2000 (Commission File No. 1-6370)).
4.3	The Elizabeth Arden, Inc. 2004 Stock Incentive Plan (incorporated herein by reference to our Proxy Statement for the 2004 Annual Meeting of Shareholders (Commission File No. 1-6370)).
4.4	The 2004 Non-Employee Director Stock Option Plan (incorporated herein by reference to our Proxy Statement for the 2004 Annual Meeting of Shareholders (Commission File No. 1-6370)).
5.1	Opinion of Oscar E. Marina, Executive Vice President, General Counsel and Secretary.
23.1	Consent of Oscar E. Marina, Executive Vice President, General Counsel and Secretary (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Powers of Attorney (included as part of the signature page hereto).

Item 9.  Undertakings.

        The undersigned Registrant hereby undertakes:

        (a)   (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

              (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes, State of Florida, on July 16, 2004.

ELIZABETH ARDEN, INC.

By: /s/ E. Scottie Beattie

E. Scott Beattie Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of Elizabeth Arden, Inc. (the "Company") and each of us, do hereby constitute and appoint E. Scott Beattie and Oscar E. Marina, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys or agents, or either of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to such Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or either of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.
Signature	Title	Date
/s/ E. Scott Beattie E. Scott Beattie	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2004
/s/ Stephen J. Smith Stephen J. Smith	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2004
/s/ Fred Berens Fred Berens	Director	July 16, 2004
/s/ George Dooley George Dooley	Director	July 16, 2004
/s/ Richard C.W. Mauran Richard C.W. Mauran	Director	July 16, 2004
/s/ J.W. Nevil Thomas J.W. Nevil Thomas	Director	July 16, 2004

EXHIBIT INDEX
EXHIBIT NUMBER	DESCRIPTION
5.1	Opinion of Oscar E. Marina, our Executive Vice President, General Counsel and Secretary.
23.1	Consent of Oscar E. Marina, Executive Vice President, our General Counsel and Secretary (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Powers of Attorney (included as part of the signature page hereto).